Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Dollar Tree, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01	Other	2,252,587 shares (2)	$157.17 (3)	$354,039,099 (3)	$0.0000927 ($92.70 per $1,000,000)	$32,819.42
Total Offering Amounts					$354,039,099		$32,819.42
Total Fee Offsets							$0
Net Fee Due							$32,819.42

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall include any additional shares of the Registrant’s Common Stock that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction.

(2)    Represents shares issuable upon exercise of the stock option granted pursuant to the Nonstatutory Stock Option Agreement, effective March 19, 2022, by and between Dollar Tree, Inc. and Richard W. Dreiling, the Executive Chairman of the Registrant.

(3)    In accordance with Rule 457(h)(1) under the Securities Act, the maximum offering price per share and the maximum aggregate offering price are based upon the exercise price ($157.17) per share of the stock option relating to the shares being registered pursuant to this Registration Statement.